Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-297890

Prospectus Supplement No. 1

(To Prospectus dated November 2, 2026)

Wallbox N.V.

This prospectus supplement updates, amends and supplements the prospectus dated November 2, 2026 (the “Prospectus”). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to incorporate into and include in the Prospectus the information contained in our attached Form 6-K, filed with the Securities and Exchange Commission on November 4, 2026.

This prospectus supplement should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 8 OF THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THE PROSPECTUS FOR FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our Class A Shares are listed on The New York Stock Exchange (“NYSE”) under the symbol “WBX.” On November 3, 2026, the closing sale price as reported on NYSE of our Class A Shares was $2.63 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is November 4, 2026.

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO SECTION 13A-16 OR 15D-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of November 2026

Commission File Number: 001-40865

Wallbox N.V.

(Translation of registrant’s name into English)

Carrer del Foc, 68

Barcelona, Spain 08038

Tel: +34 930 181 668

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F  ☒   Form 40-F ☐

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EXPLANATORY NOTE

1)
Earnings results

On November 4, 2026, Wallbox N.V. (the “Company” or “Wallbox”) released information regarding its results of operations for the three months ended September 30, 2026. A copy of the Company’s press release and presentation materials are furnished hereto as Exhibits 99.1 and 99.2, respectively.

WALLBOX N.V. THIRD QUARTER 2026 RESULTS

•
For the quarter ended September 30, 2026, the Company had revenue of €24.2 million, gross margin of 36.5% and operating loss of €10.9 million.

•
For the quarter ended September 30, 2026, labor costs and other operating expenses were €15.0 million and capital expenses were €0.5 million.

•
During the quarter ended September 30, 2026, revenues by product and as a percentage of total revenues were as follows:
o
AC chargers – €17.0 million / 70%
o
DC chargers – €0.6 million / 3%
o
Software, Service and Others – €6.6 million / 27%

•
During the quarter ended September 30, 2026, revenues by geography and as a percentage of total revenues were as follows:
o
Europe – €17.5 million / 72%
o
North America – €6.5 million / 27%
o
Asia Pacific – €52 thousand / 0%
o
Latin America – €109 thousand / 1%

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Definitions and Basis of Presentation

•
Gross Margin is defined as revenue less changes in inventory, raw materials and other consumables used divided by revenue.
•
Operating loss consists of the Company’s revenue and other income, less changes in inventories and raw materials and consumables used, employee benefits, other operating expenses, impairment of assets, and amortization and depreciation.
•
Other operating expenses primarily consist of professional services, marketing expenses, external temporary workers expense, delivery expense, insurance premiums and other expenses, including leases of machinery with lease terms of 12 months or less and leases of office equipment with low value, including IT equipment.
•
Revenue consists of retail sales, sales from distributors, resellers and installer customers of charging solutions for EVs, which includes electronic chargers and other services.

INCORPORATION BY REFERENCE

The information included in this Report on Form 6-K is hereby incorporated by reference into the Company’s Registration Statement on Form S-8 (File No. 333-263795) and to be a part thereof from the date on which this report is filed, to the extent not superseded by documents or reports subsequently filed or furnished. Exhibit 99.1 and Exhibit 99.2 hereto shall not be deemed incorporated by reference into such registration statements.

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EXHIBIT INDEX

Exhibit No.	Description

99.1	Wallbox N.V. Press Release, dated November 4, 2026

99.2	Wallbox N.V. Presentation, dated November 4, 2026

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wallbox N.V.

Date: November 4, 2026	By:	/s/ Enric Asunción Escorsa
Enric Asunción Escorsa
Chief Executive Officer

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